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LARRY FINK’S CHAIRMAN’S LETTER TO SHAREHOLDERS
To our shareholders,
Larry Fink’s Chairman’s Letter to Shareholders Sunday, March 29, 2020
When I originally sat down to write this letter, I was in my ofîŽŒce, thinking about how to describe the events of 2019 and what BlackRock achieved last year. Today that seems a distant reality. BlackRock’s ofîŽŒces globally are nearly empty and instead, I write to you in isolation from home, like millions of other people. Since January, the coronavirus has overtaken our lives and transformed our world, presenting an unprecedented medical, economic and human challenge. The implications of the coronavirus outbreak for every nation and for our clients, employees and shareholders are profound, and they will reverberate for years to come.
The virus has taken a severe toll. It has killed or sickened hundreds of thousands, and even for the healthy, it has dramatically altered daily life and threatened îŽŒnancial security. For governments, it has presented the astounding challenges of implementing quarantines on a scale never before seen and of responding to the economic and îŽŒnancial fallout from them. For the private sector, it has upended how companies operate and the demand for their products and services, with small businesses and their employees invariably shouldering the greatest burden. And medical professionals, in almost all cases operating with insufficient supplies and a lack of hospital capacity, are faced with wrenching decisions about how to keep the most people alive. These medical professionals, on the frontline in this crisis, are today’s heroes.
In my 44 years in finance, I have never experienced anything like this. The outbreak has impacted financial markets with a swiftness and ferocity normally seen only in a classicîŽŒnancial crisis. In a matter of weeks, global equity benchmarks fell from record highs into a bear market. A market-wide circuit breaker at the New York Stock Exchange, built to give traders a pause and dampen extreme volatility, was triggered for the îŽŒrst time since 1997, then triggered three more times in quick succession. These conditions were exacerbated by record low liquidity levels in US Treasuries, which serve as a benchmark for pricing risk across the market.
The outbreak has not simply pressured financial markets and near-term growth: it has sparked a reevaluation of many assumptions about the global economy, such as our infatuation with just-in-time supply chains or our reliance on international air travel. Even more profoundly, people worldwide are fundamentally rethinking the way we work, shop, travel and gather. When we exit this crisis, the world will be different. Investors’ psychology will change. Business will change. Consumption will change. And we will be more deeply reliant on our families and each other to stay safe.
As dramatic as this has been, I do believe that the economy will recover steadily, in part because this situation lacks some of the obstacles to recovery of a typical financial crisis. Central banks are moving quickly to address problems in credit markets, and governments are now acting aggressively to enact îŽŒscal stimulus. The speed and the shape of these policies are deeply inîŽuenced by the world’s experience during the global îŽŒnancial crisis in 2008. I also believe their actions are likely to be more effective and work more quickly since they are not îŽŒghting against the same structural challenges as they were a decade ago.
That is not to say the world is without risk, nor to suggest that the market has reached its bottom. It is impossible to know. There are also signiîŽŒcant challenges ahead for heavily indebted businesses, and if governments are not careful in the design of their stimulus programs, the economic pain from the outbreak will fall disproportionately on the shoulders of the most economically vulnerable individuals.
Because of the nature of the crisis and its ability to reach us all, we are reminded of our shared humanity as we tackle this outbreak together. To defeat this crisis, we need a response that cuts across partisan lines and national boundaries.

I have always believed in a long-term view. I have advocated for it in letter after letter. And I believe long-term thinking has never been more critical than it is today. Companies and investors with a strong sense of purpose and a long-term approach will be better able to navigate this crisis and its aftermath.
At BlackRock, we take a long-term view of markets, and we take a long-term view in the way we run our company. The world will get through this crisis. The economy will recover. And for those investors who keep their eyes not on the shaky ground at our feet, but on the horizon ahead, there are tremendous opportunities to be had in today’s markets.
BlackRock’s biggest responsibility – now more than ever – is to help our clients navigate this market environment and stay focused on long-term returns.
To ensure we could continue to serve clients around the world, despite the pandemic, we rebuilt BlackRock beyond the walls of BlackRock. On many days in recent weeks, we have had over 90% of our people around the world working from home – managing portfolios, serving clients and building technology. This is no small task. Our employees are caring for their families and loved ones while also adjusting to remote work and the challenges of isolation. Making this transition successful has depended on careful planning and robust technology. But above all, it has depended on BlackRock’s strong and deep-seated culture. Our commitment to each other, to our clients and to our shared sense of purpose has bound us together during this difîŽŒcult period and enabled us to continue to serve our clients and our communities.
Since the emergence of coronavirus in mid_January, the BlackRock Investment Institute has devoted itself to helping investors understand the economic and îŽŒnancial implications of the outbreak and resulting volatility, hosting numerous calls for thousands of people and publishing a steady stream of research and insights. Our portfolio managers and relationship managers are in close contact with clients through phone calls and video conferences, making sure that our clients are safe and healthy, that they have the information they need and get prompt answers to their urgent questions.
We continue to help clients position themselves to achieve their long-term objectives, and BlackRock’s frequent engagements with these clients over time and our deep understanding of their purpose enables us to better serve them in times like these. For some clients, the recent sell-off created an attractive opportunity to rebalance into equities. Indeed, many of our clients – even those who generally have a heavy allocation to îŽŒxed income due to their risk proîŽŒles – are looking to increase their equity allocation in this market.

As clients seek to adjust their portfolios in this environment, we are focused on making sure they have the right tools and technology to do so. iShares® ETFs once again proved to be extremely valuable tools for clients in their portfolios. As markets experienced signiîŽŒcant stress related to concerns over the global spread of the virus, ETFs traded in record volumes, including $1.4 trillion in the US alone, or 37% of all US equity activity compared to a 27% average for 2019. ETFs are serving as tools for price discovery and delivering incremental liquidity and value.
As in past periods of market stress, BlackRock, through our Financial Markets
Advisory practice, is again serving and advising governments as they seek new ways to support the households, businesses and economies of their respective nations in this unprecedented situation. We are honored to have been selected to assist the Federal Reserve Bank of New York and the Bank of Canada on programs designed to facilitate capital to businesses and support the economy. We will continue to work with governments around the globe to help them navigate this difîŽŒcult period. Work like this – focusing our expertise and capabilities on major public challenges – is our purpose in action.
BlackRock is able to deliver for our clients during these volatile periods because of the commitment we have placed on resilience: on helping our clients manage risk and building both an investment platform and a business strategy that can weather the unforeseen.

Resilience is about much more than withstanding a sudden shock to markets – it also means understanding and addressing long-term structural changes. I allocate a large part of my time to meeting with clients around the world, and from my experience, that ability to adapt, to listen to clients and to deliver what they truly need is what continues to drive BlackRock’s success.
This willingness to innovate, to take risks and to confront the biggest challenges is who BlackRock is.
The money we manage belongs to our clients, and we can only serve them if we address how global changes will impact their outcomes. We can only serve our shareholders if we focus on the long term and constantly evolve our business, driving industry dynamics instead of reacting to them. And we can only serve our full set of stakeholders – from our employees to the communities where we operate – if we continue to make a positive contribution to society. Through these times, we remain îŽŒrmly committed to our stakeholders by focusing on leading the evolution of asset management.
The Asset Management Landscape
As our industry continues to go through a period of consolidation, fee compression and technological transformation, at the center of our business strategy is anticipating this change and always evolving the îŽŒrm from a position of strength. The biggest change for asset managers will be how we use technology. In the future, asset managers have to be as good at using technology as anything else they do – and as good at it as any tech îŽŒrm. It has to be part of who they are. Asset managers will have to fully integrate technology to connect with clients, generate investment insights, create operational efîŽŒciencies and unify their organization on a single platform. And volatility of the markets, and the speed with which they have moved these past few weeks, reinforces once again how essential technology is to managing risk today.

The decade following the îŽŒnancial crisis was a positive environment for many asset managers. A strong market backdrop beneîŽŒted the industry and during this time, many managers passed along the beneîŽŒts to shareholders by expanding margins and returning capital through dividends and repurchases. Too few, however, invested in innovation to build resilience and stay ahead of emerging trends that are impacting the industry in full force today.
One of the most important of those trends is demand from clients for a whole-portfolio approach.
Over the last decade, investors increasingly recognized that portfolio construction, not security selection, drives the majority of returns. This knowledge helped motivate our 2009 merger with Barclays Global Investors. We knew that combining index and active would beneîŽŒt our clients and help them build more effective portfolios. The years since the merger – and the academic research on the importance of beta – have validated our decision. And this intellectual transformation, in turn, has driven an industry transformation, as investors have increasingly sought out managers such as BlackRock that have the offerings, technology and client service capabilities to execute a whole-portfolio approach.
This approach is even more important in today’s environment, with interest rates back at historic lows, the price of oil down more than 50% since the beginning of the year and equities globally in bear market territory. As clients grapple with these developments, they are turning to us because we understand and can serve their entire portfolio with a full spectrum of investing capabilities.
The way we connect with clients and deliver solutions to them is also changing, particularly in the wealth management industry. Much like institutions, retail investors are demanding more transparency, better service and a more portfolio-based approach. Between these expectations and new regulations, distribution models in the US and Europe are moving away from commissions toward fee-based advisory models. Additionally, we saw direct brokerage platforms eliminate trading commissions in the US. This is a good thing for more people, because it makes it easier for them to invest and beneîŽŒt from the growth of capital markets. But it will also fundamentally change the distribution landscape for years to come. Because of these changes, we are having more comprehensive conversations with wealth managers about delivering investment solutions and risk management and portfolio construction technology that can help them build portfolios at scale for their own clients.
Very few managers apart from BlackRock can offer clients that full set of capabilities. As a result, we are seeing massive consolidation in our industry. Because of the speed of changes in the world today, asset managers are looking to acquire rather than build many of their capabilities, from product offerings to client bases to distribution networks to technology.
The growth BlackRock has generated and the strength of our client relationships are the fruits of a deliberate and careful corporate strategy. The transformative acquisitions we have made were done from a position of strength, not under the pressures that many of our competitors are facing. Even then, combining two businesses wasn’t easy. But we had the time and the resources to make them work and that enabled us to build the resilient îŽŒrm that clients and shareholders demand.
Total return over the last decade
Source: Factset. The performance graph is not necessarily indicative of future investment performance. Large Cap Traditional Peers represent AB, AMG, BEN, EV, IVZ, LM and TROW.
BlackRock’s resilience is especially evident in times like these. Our stock price declined 14%

since the beginning of the year, and although I am by no means happy with this performance, BlackRock is outperforming broader equity markets and the asset management industry.
Our work is not done. Our strategy for growth is designed to withstand difîŽŒcult periods such as this, and will carry us through this period. As the industry and investment landscape continue to change, we intend to be at the forefront of trends that will shape our ability to grow as a îŽŒrm and deliver our clients the best possible set of outcomes.
BlackRock’s Strategy for Long-Term, Resilient Growth
BlackRock’s approach to evolution and innovation isn’t something we do in bursts or sporadically. It’s a constant of our culture. We are always reassessing and changing our business to see how we can better serve clients, looking for ways to reallocate and seeking new opportunities.
This approach is integrated into every level of the business and encouraged in every employee. It is overseen by BlackRock’s Global Executive Committee, our 19 most senior leaders across the îŽŒrm, who dedicate signiîŽŒcant time to understanding the short- and long-term impacts these trends will have on our clients and business. In normal times, we meet as a group on a weekly basis to discuss and debate these topics. More recently, however, because of the severity of the crisis and how quickly things are moving, BlackRock’s Global Executive Committee is meeting daily by videoconference. These meetings cover everything from ensuring we are operating effectively to monitoring and managing the health and safety of our employees and their families to coming together to address the unique needs of our clients during this time.
While we have adapted and pivoted our primary focus to our short-term strategy, we continue to examine and develop BlackRock’s long-term strategy. We regularly review this strategy with BlackRock’s Board of Directors and did so most recently earlier this month.
We have promised our shareholders that we aim to deliver an

aspirational 5% organic growth target over the long term.
Our strategy for achieving this target over the long term is to invest in the primary engines driving BlackRock’s growth today and over the next several years: iShares, illiquid alternatives and technology, innovate in alpha creation and most importantly, continue leading as the whole-portfolio provider to clients by staying ahead of their needs.
ETFs Are a Tool for Every Portfolio
Technology îŽŒrms are so successful today not necessarily because of their underlying technology, but because their platforms create better price disclosure, greater efîŽŒciencies and ultimately, more convenience and simplicity for the end user. This is the same reason ETFs are so successful – because they are technology: they bring these same characteristics of transparency, convenience and simplicity to asset management. And during the recent turmoil, the biggest test ETFs have ever faced, they once again proved their resilience and their ability to increase transparency and price discovery. ETFs have become one of the most important tools in modern îŽŒnance.
Today, ETFs are being used across many portfolios. In a whole portfolio landscape where investors are focused on outcomes, I’ve seen îŽŒrsthand the steady adoption of ETFs by clients as more than just a way to access market cap-weighted index exposures. Our clients are using them as tools for alpha generation, factor returns, advancing sustainable investing outcomes and more.
The biggest transformation we have seen so far is in îŽŒxed income, where ETFs are transforming and modernizing the $100 trillion bond market itself.
Given how essential bonds are to the global economy – as a source of risk management and returns for investors, as a source of capital for companies and governments – the lack of structural innovations to the bond market for many years was surprising. For decades, bond markets largely stayed the same. And in fact, investing in bonds became more difficult following the global îŽŒnancial crisis, as greater regulatory oversight and capital restrictions signiîŽŒcantly reduced banks’ balance sheets and as a result, bond inventories.
Fixed income ETFs have seen such tremendous growth precisely because bond markets have historically been so difîŽŒcult to access. Even a decade ago, bond trading was very similar to when I îŽŒrst started my career at First Boston in 1976: buying and selling bonds was all done over the phone, the difference between the value of the bond and what you paid was sizable, and pricing was opaque and could vary signiîŽŒcantly from one broker to another. It was expensive for even the largest institutions to manage a diversiîŽŒed îŽŒxed income portfolio, while many individuals could only hold bonds through high-priced, actively managed mutual funds.
We saw the potential of îŽŒxed income ETFs when we launched the îŽŒrst iShares îŽŒxed income ETF nearly two decades ago. We recognized that through an exchange-traded basket of îŽŒxed income securities, clients could quickly access (or sell) a diversiîŽŒed range of îŽŒxed income exposures – from treasuries to credit to emerging market debt – all without needing to go to bank balance sheets. And as adoption of îŽŒxed income ETFs increases, we are seeing a virtuous cycle at play. The need to price and trade large baskets of bonds has pushed the industry to develop algorithms that can price thousands of bonds simultaneously and technology to trade electronically. This, in turn, is creating more liquidity, transparency and efîŽŒciency in the bond markets for clients. Fixed income ETFs and iShares are not only essential tools in a modern bond market, but they themselves are helping to drive this modernization.
The beneîŽŒt of îŽŒxed income ETFs becomes ampliîŽŒed in times of market stress. When liquidity disappears in the underlying bond markets, the transparency of an ETF allows clients to price the underlying bonds. And the ability for buyers and sellers of the ETF to meet directly on exchange, and trade in secondary markets creates an additional layer of liquidity for clients. That capability is why ETFs – both in equity and îŽŒxed income – are fast becoming investors’ go-to vehicles for quickly taking off risk exposure in times of market volatility. More and more investors are recognizing these beneîŽŒts, and we saw record îŽows into our iShares îŽŒxed income business last year.
This work is just one part of the iShares growth strategy. We are investing to create stronger market and trading infrastructure for all ETFs so we can continue delivering quality to our clients. And we continue to expand the way investors use ETFs to access critical exposure and achieve their outcomes.

Sustainable and factor strategies, for example, were for many years high-fee or available only to large institutions through customized separate accounts. BlackRock is already making these strategies more accessible to more people at better value. We built the industry’s largest offering of both sustainable and factor ETFs, because we believe all investors should have equal access to a better future. There shouldn’t be high hurdles for those who want to act, and people should have more choice for how to invest their money. In line with this belief, we have committed to doubling the number of sustainable ETFs and index mutual funds we offer to more than 150 over the next few years. A New Era for Alpha Generation The rise of ETFs has coincided with a fundamental shift in the culture and process of alpha generation. We have worked hard at BlackRock since our founding to avoid the star manager culture that has deîŽŒned our industry for decades. Alpha remains attainable, but the process for generating insights is also changing. The sheer volume and rate of growth of publicly available data is creating signiîŽŒcant opportunities for investors who can leverage technology to process and analyze it in a consistent, reliable way. Today, clients are demanding greater transparency and persistent returns, because many have realized they were paying high fees for far too long and not getting the outcomes they needed in their portfolios.
We’re in a new era for alpha generation that requires going beyond the old standard: we need to align incentives, increasetransparency and innovate through technology and product construction.We’re in a new era for alpha generation that requires going beyond the oldstandard: we need to align incentives, increase transparency and innovate through technology and product construction.

A key focus area for us is illiquid alternatives. Low yields, a shortage of long-duration instruments and a view that alpha is more attainable in private markets is driving client demand for illiquid alternatives, particularly from those who need to match long liabilities. Bigger allocations to private markets are a good thing for clients looking for higher, uncorrelated returns and for asset managers who can deliver on those expectations. BlackRock is launching innovative strategies that set new standards for incentive alignment and address unmet client needs, such as Long Term Private Capital. In a landscape where competition is intensifying for the best deals (and consequently, the strongest returns), we are leveraging our global footprint and scale to source the highest quality investments for clients. And just as we expanded our ETF offerings to make investing accessible to more people, we’re also working on ways to deliver alternative investments in a safe and risk-managed way to more individuals. We are also putting an increased focus on sustainability across our alternatives platform. We have already built one of the industry’s leading renewable power franchises, but we are going further. Our alternatives specialists integrate ESG considerations across the platform in order to help our clients manage risk more effectively and achieve outperformance. In order to maximize sustainability and to source and manage the best opportunities for our clients, we are also transforming the way that alternatives are managed. Through our acquisition of eFront and its integration into Aladdin®, we are bringing an unprecedented level of transparency and analytics to alternatives. This capability will provide visibility across asset classes, geography and macro trends, enabling BlackRock and our clients to manage risk and construct portfolios more comprehensively across public and private markets. Powering Our Business Through Technology Technology has always been central to BlackRock’s investment approach, but new advances are deepening the ways in which we can use it to help clients and improve our own operations. I view technology as an extension of our commitment to meeting client needs and delivering outcomes. It is why we built Aladdin, because asset management is about processing and understanding information: market data, risk factors, clients’ objectives and more. It’s also why we are constantly working to evolve the platform to meet the needs of our clients and investment professionals. Evolving Aladdin enables us to better serve clients. Clients are turning to us for a unitied technology platform that can help them see their entire portfolio clearly and run their businesses more effectively. We’re looking to provide clients with better information on the entire portfolio and better tools to analyze that information – in short, making Aladdin the language of portfolio construction. And we’re bringing these capabilities to wealth managers and financial advisors, because just as iShares makes investing more accessible, Aladdin makes portfolio construction and risk management more accessible to more people. I wrote earlier about the changing wealth landscape. In a fee-based advisory world, technology that simplies portfolio construction and risk management is more important than ever before for the industry and for clients looking to achieve financial well-being. Preparing for the Future of Asset Management ETFs, illiquid alternatives and technology will drive BlackRock’s growth this decade. But we cannot just focus on what’s happening in front of us. BlackRock has always dedicated time and resources to taking a step back and looking at our business and our industry beyond five- or even ten-year time horizon, because it’s equally important to plant the seeds for the biggest opportunities yet to come.

In January of this year, we took a number of actions to make sustainability our new standard for investing. As I wrote in my 2020 letter to CEOs, climate change will have a profound impact on our global economic system, from how food is produced, to where people are able to live to how diseases spread globally. These changes will reshape global îŽŒnance by driving a signiîŽŒcant repricing of risk and assets. And, the pandemic we’re experiencing now highlights the fragility of the globalized world and the value of sustainable portfolios. We’ve seen sustainable portfolios deliver stronger performance than traditional portfolios during this period. When we emerge from this crisis, and investors rebalance portfolios, we have an opportunity to accelerate into a more sustainable world.

In a January letter to our clients, BlackRock’s Global Executive Committee explained why we must place sustainability at the core of our approach as an investment manager. Since January, we have made substantial progress in executing on many of the commitments outlined in that letter. And, our actions around sustainability remain part of BlackRock’s longstanding commitment to staying ahead of our clients’ needs and to evolving our îŽŒrm as the world around us presents new and uncharted challenges for investors. Our focus on long-term opportunity and structural change is also reîŽected in the way we approach growing markets, such as China. I continue to îŽŒrmly believe China will be one of the biggest opportunities for BlackRock over the long term, both for asset managers and investors, despite the uncertainty and decoupling of global systems we’re seeing today. We continue to invest in our presence in China and our local investment expertise, so we can help clients navigate this large and growing opportunity as they seek to increase exposure to China’s onshore assets. We are also focused on building our presence as a manager for Chinese clients. China’s $14 trillion asset management industry is the third largest in the world, and as the Chinese market opens to foreign asset managers, our global reach and whole-portfolio approach will help us become the leading foreign asset manager in China. Our commitment to look into the future, to îŽŒght against complacency and to make bold decisions is what will drive us forward. We invest for the long term because BlackRock’s future – for our clients, our shareholders, our employees and more – depends on it. BlackRock’s Culture and Our Commitment to Stakeholders Eight founders – six men and two women – started BlackRock thirty-two years ago with a commitment to do things differently. During the stock market crash in 1987, we saw people lose much of their life savings in a matter of a few hours. These people and institutions were invested in the markets but were not intimately aware of the risks associated with their investments. BlackRock sought to îŽŒll a gap by bringing rigorous risk awareness and risk management to the investment industry. From the earliest days of BlackRock, we were focused on building a strong, uniîŽŒed culture: one that is innately focused on the needs of our clients; one that is aware of the value of our people; one that is powered by a deep commitment to making a positive contribution to society. As we’ve grown, that culture has continued to fuel BlackRock. It permeates every level of the organization and I truly believe is what ultimately sets us apart from not only otherîŽŒnancial services îŽŒrms, but other great companies. As businesses have adjusted to operating in a much more virtual environment because of the coronavirus outbreak, staying connected is more challenging, but also more important than ever before. It requires clear planning, agile use of technology and a great deal of patience and personal îŽexibility. But most of all, it requires a strong culture. Our employees are working in a challenging environment and deserve increased support and attention. In recent weeks, we have made a priority of clear and frequent communications from senior leaders as well as a range of internal communications to help employees connect with each other and the firm. Although we are physically separated, we are continuing to strengthen the bonds of the firm. That is what enables us to deliver for clients and continue to grow BlackRock.

Delivering on our commitments to our clients requires the constant re-investment in our business that I've discussed. But re-investment in our business wouldn't mean anything if we did not have the right people to carry it out.

Every September, BlackRock's Board dedicates an entire meeting to talent and succession planning where they review our process and pipeline for key senior leaders. While I have no intentions of leaving BlackRock anytime soon, I also will not be here forever. I have worked closely with my **Board of Directors** over the last decade to ensure we have a thoughtful plan and process in place for not only my successor, but every senior leader at the firm who plays a critical role in BlackRock's day-to-day activities.

One of these senior leaders is Barbara Novick, my friend and co-founder. This year, Barbara announced her transition from Vice Chairman to senior advisor after 32 years of extraordinary accomplishments at BlackRock and as one of the industry's most influential figures. Barbara led BlackRock's global client group for our first two decades, and the strength of our client relationships today is a testament to her leadership. After the financial crisis, I asked Barbara to lead our government relations group, knowing that between her command of the issues and her fierce commitment to investors, no one would be better placed to be a voice for investors on post-crisis policy. About two years ago, as investment stewardship became an increasingly important part of our responsibilities to stakeholders, I asked Barbara to take on oversight of BlackRock's **Investment Stewardship** team. Under her leadership, we have continued to grow our stewardship team, its capabilities and its commitment to transparency.

As co-founders, Rob Kapito and I are sad to see Barbara transition to a new role. But we are eternally grateful for her contributions to the firm, our clients and the industry, and we will continue to rely on her counsel.

I also want to thank a longtime director and friend, Ivan Seidenberg, who will be retiring from our Board this year. Ivan epitomizes good corporate governance: he never takes anything for granted and always asks the toughest questions of me and the firm's senior leaders. He has provided invaluable wisdom and guidance during his tenure, including on key technology issues drawn from a long career in telecommunications. He has been a great partner for whom I have the utmost respect.

Every one of BlackRock’s 16,200 employees must be motivated, equipped and supported to be the best they can be. BlackRock invests heavily in our people through a variety of programs, including leadership, development and educational opportunities for employees to enhance their skill sets and achieve fulîŽŒlling careers. It includes increasing all forms of diversity throughout our organization because we know diversity drives better performance. Beyond focusing on the numbers, we are ensuring we have the right policies and programs to support a more diverse and inclusive BlackRock community and to help everyone achieve their highest potential. Toward this end, we also strive to support all aspects of employees’ physical, emotional and financial well-being so they can stay energized, engaged and inspired. In normal times, as I travel to see clients around the world, I make sure to meet with our employees in each city I visit, and I see firsthand how deeply each individual at BlackRock lives our purpose. That commitment is what gives me the confidence in our future as a îŽŒrm. BlackRock’s employees are active, involved members of our communities, and they help energize and advance our social responsibility to make a positive impact in our society. Through our Social Impact team, BlackRock invests in ideas and solutions that support a more inclusive and sustainable economy and enable more people to be able to invest in their futures. To support our long-term charitable mission, we announced earlier this year our commitment of $589 million and the establishment of the BlackRock Foundation. More pressing today, however, is supporting the response to the coronavirus outbreak. That is why BlackRock has committed $50 million in charitable funds to the immediate relief of those who are most affected right now; to help address the financial hardship and social dislocation that this pandemic brings in its wake, as families grapple with job disruptions, school closures, unexpected childcare and medical costs.

The strength of our culture is what makes our platform more capable and better positioned for the future than it has been at any time in our history. My co-founders, leadership team and I have spent tremendous time in making sure that we have instilled this deep îŽŒduciary culture at BlackRock. When we, or the next generation of leaders, encounter either difîŽŒculty or opportunity, we will be guided by the same principles that we have always followed: doing what is best for clients and what is consistent with living our purpose. That purpose is how we will continue to deliver long-term growth and value for all of our stakeholders, whose success and BlackRock’s success are inextricable. Our shareholders, and the capital they provide, have enabled us to build the best possible investment and technology platform and to consistently invest for the future. Our investments have enabled us to navigate and lead structural change in our industry and generate stronger, more consistent growth and long-term value. Our employees have powered these innovations, transforming the asset management industry over the past 32 years and constantly raising the bar for what a manager can deliver for clients. Their commitment to our culture – to serving our clients – is why we are such a resilient îŽŒrm. Our clients are why we exist. Everything we do is to help them achieve their goals. By helping them invest for the future, by making quality investments more accessible, by helping them navigate crises and by enabling them to invest for a sustainable future, we achieve our purpose of helping more and more people experience îŽŒnancial well-being.

And our clients’ investments power economic growth in communities around the world. Their capital helps create jobs, start businesses and drive innovation. We must be responsible stewards of that capital, because it is these communities that give us our license to operate. These communities are our communities, and they have been transformed over the past three months. We have all been impacted in some way by the coronavirus. This pandemic –and the collective responsibility required to stem its spread – is an important reminder of our shared humanity. We must be uniîŽŒed in supporting each other, protecting our health and constantly strengthening our ability to prepare and respond to crises like this. To all our employees, to our friends, clients, and shareholders, and to all the communities where we operate, please do all you can to stay healthy and be safe. Sincerely, Laurence D. Fink Chairman and Chief Executive OfîŽŒcer © 2020 BlackRock, Inc. All rights reserved. IMPORTANT NOTES OPINIONS Opinions expressed are those of BlackRock, Inc. as of March 2020 and are subject to change. BLACKROCK DATA POINTS All data reflects as-adjusted full-year 2019 results or is as of December 31, 2019, unless otherwise noted. 2019 organic growth is defined as full-year 2019 net flows divided by assets under management (AUM) for the entire firm, a particular segment or particular product as of December 31, 2018. Long-term product offerings include active and passive strategies across equity, fixed income, multi-asset and alternatives, and exclude AUM and flows from the cash management and advisory businesses.

GAAP AND AS ADJUSTED RESULTS See pages 3738 of the 10K for an explanation of the use of NonGAAP Financial Measures and a reconciliation to GAAP. ADDITIONAL INFORMATION AND WHERE TO FIND IT BlackRock, Inc. (the “Company”), its directors and certain of its executive officers and employees may be deemed to be participants in the solicitation of proxies from shareholders in connection with the Company’s 2020 Annual Meeting of Shareholders (the “2020 Annual Meeting”). The Company plans to îŽŒle a proxy statement with the Securities and Exchange Commission (the “SEC”) in connection with the solicitation of proxies for the 2020 Annual Meeting (the “2020 Proxy Statement”). Additional information regarding the identity of these potential participants and their direct or indirect interests, by security holdings or otherwise, will be set forth in the 2020 Proxy Statement and other materials to be filed with the SEC in connection with the 2020 Annual Meeting. This information can also be found in the Company’s definitive proxy statement for its 2019 Annual Meeting of Stockholders (the “2019 Proxy Statement”), filed with the SEC on April 12, 2019, or the Annual Report on Form 10 K for the year ended December 31, 2018, filed with the SEC on February 28, 2020 (the “Form 10 K”). To the extent holdings of the Company’s securities have changed since the amounts printed in the 2019 Proxy Statement, such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. SHAREHOLDERS ARE URGED TO READ THE 2020 PROXY STATEMENT (INCLUDING ANY AMENDMENTS OR SUPPLEMENTS THERETO), 2019 PROXY STATEMENT, FORM 10 K AND ANY OTHER RELEVANT DOCUMENTS THAT THE COMPANY HAS FILED OR WILL FILE WITH THE SEC BECAUSE THEY CONTAIN OR WILL CONTAIN IMPORTANT INFORMATION. Shareholders will be able to obtain, free of charge, copies of the 2020 Proxy Statement (when filed), 2019 Proxy Statement, Form 10 K and any other documents filed or to be filed by the Company with the SEC in connection with the 2020 Annual Meeting at the SEC’s website (http://www.sec.gov) or at the Company’s website (http://www.blackrock.com) or by writing to the Company’s Secretary at BlackRock, Inc., 40 East 52nd Street, New York, New York 10022.